Exhibit 10.8

[*]                                 Text redacted pursuant to application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.

PATENT LICENSE AGREEMENT

THIS PATENT LICENSE AGREEMENT (“License Agreement”), dated for reference December 31, 2004 (the “Execution Date”), is entered into by and between AudioFAX IP LLC, a Georgia limited liability company (“AudioFAX”), and Interactive Intelligence Inc. an Indiana corporation (“Interactive Intelligence”), as of the date on which this License Agreement has been fully executed by all of the parties hereto (“Effective Date”).

WHEREAS, AudioFAX owns certain patents and desires to grant to Interactive Intelligence a license under the claims of the Licensed Patents;

WHEREAS, Interactive Intelligence desires to obtain a license from AudioFAX under the claims of the Licensed Patents.

NOW, THEREFORE, in consideration of the foregoing and the respective promises and covenants contained in this License Agreement, AudioFAX and Interactive Intelligence hereby agree as follows:

1.                                       Definitions.

The following terms shall have the meanings set forth below:

1.1                                 Change of Control.  “Change of Control” means the acquisition, directly or indirectly, by any person, entity or group of more than fifty percent (50%) of voting power of the voting stock of Interactive Intelligence.  “Change of Control” shall also mean any transaction in which any person, entity or group acquires, directly or indirectly, the power to elect a majority of the Board of Directors of Interactive Intelligence.

1.2                                 Change Event.  “Change Event” means a Change of Control or any transaction described in Paragraphs 10, 11.1, 11.2 or 11.3 below.

1.3                                 Excluded Market Products.  “Excluded Market Products” means any product or service made for, used by or sold directly or indirectly to any Person who owns or controls or operates one or more hotels, motels, or similar businesses in the lodging industry identified by the same Standard Industrial Classification (1987 ed.) for the sole purpose of providing in-room guest-related services to guests who are lodging with that Person.  Such guest-related services are not intended to include back office or administrative uses.  For the purpose of this definition only, “Person” means an individual, a corporation, a partnership, an association, a limited liability company, a trust, any unincorporated organization or a government or a political subdivision thereof.

1.4                                 Licensed Patents.  “Licensed Patents” means United States Patent No. 4,994,926, No. 5,291,302, No. 5,459,584, No. 6,643,034, and No. 6,785,021; Canadian Patent No. 1329852 and No. 2101327; and any divisional, continuation, continuation-in-part, reexamination, reissue or foreign counterpart of any of these patents; and any patent owned by AudioFAX that issues from a patent application pending before a patent office on the effective date and any divisional, continuation, continuation-in-part, reexamination, reissue or foreign counterpart of any such patent.

1.5                                 Interactive Intelligence’s Licensed Products.  “Interactive Intelligence’s Licensed Products” means all products, including software and hardware, and services sold by Interactive Intelligence and/or its Subsidiaries, which products and services are covered by one or more claims of the Licensed Patents.

1.6                                 First [*] Date.  “First [*] Date” means the date on which Interactive Intelligence and/or its Subsidiaries reports in its and/or their financial statements [*] in the aggregate during [*] consecutive fiscal quarters.

1.7                                 Second [*] Date.  “Second [*] Date” means the date on which Interactive Intelligence and/or its Subsidiaries reports in its and/or their financial statements [*] in the aggregate during [*] consecutive fiscal quarters.

1.8                                 Third [*] Date.  “Third [*] Date” means the date on which Interactive Intelligence and or its Subsidiaries reports in its and/or their financial statements [*] in the aggregate during [*] consecutive fiscal quarters.

1.9                                 Subsidiary.  “Subsidiary” means a corporation, partnership, limited liability company or other legal entity currently Controlled by Interactive Intelligence, but only for so long as such Control exists.

1.10                           Controlled/Control.  “Controlled” or “Control” means the ownership of more than fifty percent (50%) of the voting stock of a Subsidiary or other legal entity.

2.                                       License.

2.1                                 Grant.  AudioFAX grants to Interactive Intelligence a worldwide, non-exclusive, non-divisible, fully paid-up license under the claims of the Licensed Patents to import, make, use, offer to sell or sell Interactive Intelligence’s Licensed Products, except as limited herein.  This license does not include any license or right to import, make, use, offer to sell or sell any Excluded Market Products or any products or services that are not Interactive Intelligence’s Licensed Products.  This license does not include any right to grant or issue sub-licenses except as set forth in Paragraph 2.2 below.  Any other attempt to grant or issue sub-licenses without the express written consent of AudioFAX, which may be withheld by AudioFAX for any reason, shall be void.  This license shall become effective only upon Interactive Intelligence’s full and timely compliance with the terms of Paragraphs 4 and 5 below.

2.2                                 Sub-licenses.  Interactive Intelligence may grant a sub-licenses to any or all of its Subsidiaries and Interactive Intelligence’s and such Subsidiaries’ respective customers, resellers, distributors and value added resellers (“VARs”) of Interactive Intelligence’s Licensed Products; provided, however, that each of the following conditions is met:  (a) said sub-license shall be strictly limited to the re-sale or use of Interactive Intelligence’s Licensed Products only; (b) said sub-license is entirely derivative of and dependant on the license and rights granted in this License Agreement to Interactive Intelligence; and (c) said sub-license is subject to all of the terms, conditions, restrictions and definitions set forth in this License Agreement;  (d) said sub-license granted to a Subsidiary shall terminate on the date such Subsidiary ceases to be a Subsidiary; and (e) said sub-license shall terminate upon any termination of the License Agreement or the license granted herein to Interactive Intelligence; provided, however, said sub-license granted prior to such termination shall survive with respect to those units of Interactive Intelligence’s Licensed Products sold before termination.

3.                                       Records.

Interactive Intelligence, and any assignee, transferee, successor and person or entity controlling Interactive Intelligence, shall furnish to AudioFAX once per year appropriate and relevant information that AudioFAX may reasonably request to enable AudioFAX to determine which products and services are covered under this License Agreement and whether the First [*] Date, Second [*] Date and Third [*] Date has occurred.

4.                                       License Fee.

In consideration of the license granted herein, Interactive Intelligence shall pay and deliver to AudioFAX a License Fee as follows:  Interactive Intelligence shall pay to AudioFAX a non-refundable license fee in the total amount of One Million Dollars ($1,000,000.00) (“License Fee”), to be paid by Interactive Intelligence and received by AudioFAX by wire transfer in the following installments on or before the following dates:

Payment Amount	Due Date

Payment 1: US $275,000.00	January 24, 2005

Payment 2: [*]	[*]

Payment 3: [*]	[*]

Payment 4: [*]	[*]

5.                                       Processing Fee.

Interactive Intelligence shall pay to AudioFAX a one-time, non-refundable license processing fee of Twenty-Five Thousand Dollars (US $25,000.00) (“Processing Fee”).  The Processing Fee shall be paid by Interactive Intelligence and received by AudioFAX by wire transfer on or before January 24, 2005.

6.                                       Late Payment Charge.

Payments provided for in this License Agreement when overdue, shall be subject during the delinquency period to a late payment charge calculated at a rate of interest equal to one and one quarter percent (1.25%) per month; provided, however, that if the amount of such late payment charge exceeds the maximum permitted by law for any such charge, such charge shall be reduced to such maximum amount.

7.                                       Taxes.

AudioFAX is not responsible for any sales, use, value-added, personal property or other taxes imposed on Interactive Intelligence’s manufacture, use, possession, offer of sale or sale of Interactive Intelligence’s Licensed Products.  Each party shall be solely responsible for any taxes based on its own net income.

8.                                       Term and Termination.

8.1                                 The term of this License Agreement shall be from the Effective Date until the expiration of the last to expire of the Licensed Patents.

8.2                                 AudioFAX may terminate this License Agreement after written notice to Interactive Intelligence that Interactive Intelligence has materially breached any of the terms and conditions of this License Agreement, and Interactive Intelligence fails to cure such breach within thirty (30) days after receipt of such notice.

8.3                                 This License Agreement may be, without opportunity for cure, immediately and automatically terminated at AudioFAX’s option if full and timely payment of the License Fee has not been made to AudioFAX in accordance with Paragraphs 4 and 5 above.

8.4                                 In the event of termination of this License Agreement, Interactive Intelligence shall not be entitled to a refund of any payments made to AudioFAX.

8.5                                 This License Agreement may be terminated by AudioFAX, in its sole discretion, if a petition in Bankruptcy or for receivership or liquidation of Interactive Intelligence is filed or an assignment is made for the benefit of creditors of Interactive Intelligence.

9.                                       Limitations.

9.1                                 Nothing contained in this License Agreement shall be construed as creating any form of license or rights under any copyrights, mask works, trademarks, tradenames, service marks, service names, trade secrets or confidential information owned or controlled by AudioFAX.

9.2                                 Disclaimer.  ALL WARRANTIES EXPRESSLY SET FORTH HEREIN, IF ANY, ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED (INCLUDING THE IMPLIED WARRANTIES OF FITNESS FOR PARTICULAR USE OR OF MERCHANTABILITY) OR ASSERTED TO ARISE BY IMPLICATION UNDER ANY STATUTE, RULE OR REGULATION OF ANY JURISDICTION.  ALL SUCH OTHER WARRANTIES ARE HEREBY DISCLAIMED.

9.3                                 Marking.  Interactive Intelligence shall permanently mark the user manuals and materials associated with Interactive Intelligence’s Licensed Products, in the manner required by 35 U.S.C. § 287, with the numbers of the United States and Canadian Licensed Patents.  Interactive Intelligence may advertise or reference the fact that Interactive Intelligence’s Licensed Products are licensed under the Licensed Patents and that such patents are owned by AudioFAX but, except as expressly provided herein, shall not otherwise use the name or any trademark or servicemark of AudioFAX to market, advertise or promote Interactive Intelligence’s Licensed Products or any other products, or services, without AudioFAX’s express written consent.

10.                                 Transfer.

AudioFAX may freely assign and transfer any or all of its rights and obligations under this License Agreement and any or all of its rights and obligations in one or more of the Licensed Patents without Interactive Intelligence’s approval.  The license, rights and obligations of Interactive Intelligence arising under this License Agreement are personal to Interactive Intelligence.  Interactive Intelligence may not assign or transfer (collectively, “Transfer”) any of its license, rights or obligations granted under this License Agreement, except as set forth below in this Paragraph 10.  Any attempted Transfer not specifically permitted by this Paragraph 10, whether by operation of law or otherwise, shall be void.  Interactive Intelligence may Transfer on one occasion not less than all of Interactive Intelligence’s license, rights and obligations arising under this License Agreement to the third party purchaser of Interactive Intelligence, which purchaser acquires all or substantially all of the assets of Interactive Intelligence or is the party into which Interactive Intelligence merges (“Third Party Successor”).  The license and rights that may be Transferred to said Third Party Successor shall only cover and apply to Interactive Intelligence’s Licensed Products as provided by Interactive Intelligence and, in any event, shall not cover and apply to the products, services, technology, assets or business operations traceable to the Third Party Successor or its subsidiaries or affiliates.  Once such a permitted Transfer has occurred, no further Transfer by the Third Party Successor, by operation of law or otherwise, shall be permitted and the Third Party Successor shall be bound by all terms, conditions, restrictions and definitions set forth in this License Agreement.  For purposes of this Paragraph 10, the term “Transfer” specifically (a) excludes any Change in Control and any transaction described in Paragraph 11.2 or Paragraph 11.3 below; and (b) includes Transfers through mergers in which Interactive Intelligence is not the surviving entity.

11.                                 Certain Transactions.

11.1                           Change in Control.  In the event there is a Change in Control, then the license and rights granted to Interactive Intelligence under this License Agreement shall only cover and apply to Interactive Intelligence’s Licensed Products [*] as provided by Interactive Intelligence and, in any event, shall not cover or apply to the products, services, technology, assets or business operations traceable to the new owner or controlling company or the subsidiaries or affiliates thereof, unless AudioFAX, in its sole discretion, elects otherwise in writing.  Any Transfer to Interactive Intelligence by the new owner or controlling company or the subsidiaries or affiliates thereof of products, services, technology, assets or business operations shall be treated as an acquisition by Interactive Intelligence under Paragraph 11.3 below.  After any Change of Control, Interactive Intelligence shall continue to be subject to all terms, conditions, restrictions and definitions set forth in this License Agreement.  Except as provided in this Paragraph 11.1, nothing in this Paragraph 11.1 shall limit, expand or otherwise modify the terms and conditions of Paragraph 10 above.

11.2                           Spin-offs.  In the event an Interactive Intelligence business unit, division or operation or its products, services, technology or assets, which is rightfully operating under the license and rights granted in this License Agreement (“Enterprise”), is [*] stock distribution in which the Controlling shareholders of such Enterprise are the same both immediately before and immediately after such distribution (“Distributed Enterprise”), and [*] is licensing to users is the same as the technology developed by Interactive Intelligence, said [*] which shall be [*].

[*] shall be, on a continuing basis, [*] used to determine whether the [*].  In the event [*] is otherwise sold, transferred or assigned to, or merged with a party other than the Third Party Successor (“Divested Enterprise”), and the underlying technology that said Divested Enterprise is licensing to users is the same as the technology developed by Interactive Intelligence, then said Divested Enterprise [*] upon the written consent of AudioFAX [*].  [*] shall be, on a continuing basis [*] used to determine whether [*].

11.3                           Acquisitions By Interactive Intelligence.  In the event Interactive Intelligence acquires, or remains as the surviving entity in a merger with, another company or business, or acquires products, services, technology, assets or business operations of said company or business (“Acquired Enterprise”), then the license and rights granted to Interactive Intelligence under this License Agreement shall not apply to or cover any of said Acquired Enterprise, or the products, services, technology, assets or business operations traceable to same, without the express written consent of AudioFAX [*] provided that in the event [*] Interactive Intelligence shall be [*] following an acquisition for the elimination of the Acquired Enterprise’s products that include technology covered by the Licensed Patents.  During such [*] as the case may be [*] such products [*] requirement of [*].

11.4                           Notice of Change Event.  Interactive Intelligence shall give notice to AudioFAX of any Change Event within at least thirty (30) days prior to the effective date of any Change Event.

11.5                           Future Negotiations.  Upon the request of Interactive Intelligence, AudioFAX will negotiate in good faith with Interactive Intelligence, the Third Party

Successor or the third parties described in Paragraph 11.2 or 11.3 above, regarding the terms and conditions of a patent license agreement to cover products, services, technology, assets or business operations, excluded from coverage under Paragraphs 10 of this License Agreement.

12.                                 General Provisions.

12.1                           Choice of Law.  This License Agreement will be governed by, and construed and interpreted according to, the substantive laws of the State of Georgia.

12.2                           Choice of Forum and Attorneys’ Fees.  Any claim or action arising in any way out of this License Agreement or the Licensed Patents must be brought in the United States District Court, Northern District of Georgia, Atlanta Division or, if subject matter jurisdiction cannot be obtained in that court, in any court of competent jurisdiction sitting in Cobb County, Georgia.  AudioFAX and Interactive Intelligence hereby submit to the jurisdiction and venue of said courts for these purposes and waive all defenses relating to said jurisdiction and venue.  In the event of any litigation or claim relating to this License Agreement or the Licensed Patents, the prevailing party shall be entitled to an award of reasonable attorneys’ fees and expenses.

12.3                           Entire Agreement.  This License Agreement and the contemporaneous written agreement of Interactive Intelligence regarding disclosure of this License Agreement, is the final and entire agreement between the parties relating to their subject matter and supersedes any and all prior or contemporaneous discussions, statements, representations, warranties, correspondence, conditions, negotiations, understandings, promises and agreements, oral and written, with respect to such subject matter.

12.4                           No Reliance.  The parties each acknowledge that, in entering into this License Agreement, they have not relied upon any statements, representations, warranties, correspondence, negotiations, conditions, understandings, promises and agreements, oral and written, not specifically set forth in this License Agreement.  All of the parties represent that they are represented by legal counsel and have been fully advised as to the meaning and consequence of all of the terms and provisions of this License Agreement.

12.5                           Waiver; Modifications.  No provision of this License Agreement shall be waived unless in writing signed by the party effecting such waiver.  No waiver of the breach of any of the terms or provisions of this License Agreement shall be a waiver of any preceding or succeeding breach of this License Agreement or any other provisions of it.  No waiver of any default, express or implied, made by any party hereto shall be binding upon the party making such waiver in the event of a subsequent default.  This License Agreement may only be modified or amended by a written agreement executed by each of the parties.

12.6                           Notices. Any notices permitted or required under the provisions of this License Agreement shall be in writing and shall be personally delivered or mailed by certified mail, postage prepaid or shall be sent by overnight courier service addressed as follows:

If to AudioFAX:

AudioFAX IP LLC

2995 Paces Lake Drive,

Atlanta, GA 30339

Attn:                    Mark Bloomfield, Managing Director

With a Copy to:

Intellectual Property Asset Corporation

Atlantic Center Plaza, Suite 2400

1180 W. Peachtree Street, N.E.

Atlanta, Georgia 30309

Attn:                    David A. Kennedy

Michael W. McLaughlin

Hunton & Williams LLP

Bank of America Plaza

Suite 4100

600 Peachtree Street, NE

Atlanta, Georgia 30308-2216

Attn:                  William M. Ragland, Jr., Esq.

If to Interactive Intelligence:

Interactive Intelligence, Inc.

7601 Interactive Way

Indianapolis, IN 46278

Attn:                    Dr. Donald E. Brown, M.D., President and Chief Executive Officer

Stephen R. Head, Chief Financial Officer

Such notice shall be effective upon receipt.  A party may change the address for notices by giving a notice of such change to the other party in the manner herein provided.

12.7                           Severability.  In the event that any one or more of the provisions contained in this License Agreement shall, for any reason, be held to be invalid, void, illegal or unenforceable in any respect, such invalidity, voidness, illegality or unenforceability shall not affect any other provision of this License Agreement, and the remaining portions shall remain in full force.

12.8                           Cooperation.  Each of the parties hereto shall execute and deliver any and all additional papers, documents and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the parties hereto.

12.9                           Titles.  Some Paragraphs of this License Agreement have titles and some do not.  The fact that some Paragraphs hereof do not have titles shall have no significance.  The titles are included for ease of reference only, and shall not be used to construe the meaning of this License Agreement.

12.10                     Authority.  All parties and authorized representatives signing this License Agreement represent and warrant that they have authority to execute and enter into this License Agreement.

12.11                     Counterparts.  This License Agreement may be executed in multiple counterparts.

13.                                 Confidentiality and Press Release.

The terms and conditions of this License Agreement are confidential to AudioFAX.  Interactive Intelligence shall not disclose any such terms and conditions during the term of the License Agreement and for a period of one (1) year after termination for any reason or expiration of the License Agreement, except as required by law and as set forth below.  Each Party may disclose the terms of this License Agreement: (a) as required by a court or other governmental authority or as otherwise required by law; (b) in confidence to a party’s professional advisors (e.g., legal counsel, accountants, auditors, financial institutions); (c) in confidence in connection with negotiations regarding a merger, or sale of all or substantially all of the assets or stock of a party; or (d) in confidence in connection with negotiations regarding the sale of the Licensed Patents to a third party.  The parties agree that each may use in any press release all or any portion of the statement attached hereto as Exhibit A, and may quote and republish any portion of said statement.  The parties agree that in the event of media or other inquiries, each will confirm the accuracy of the statements in Exhibit A regarding this License Agreement.

14.                                 Release.

AudioFAX agrees to release Interactive Intelligence, its alliance partners (such as resellers, distributors, VARs and other marketing partners) and customers, in their capacities as such, from any and all claims and causes of action for infringement of the Licensed Patents by the import, manufacture, use, offer for sale or sale of Interactive Intelligence’s Licensed Products, arising from the beginning of time to the Effective Date.  Nothing in this release shall apply or extend to any claims or causes of action relating to Excluded Market Products.  AudioFAX may terminate this release upon the material breach by Interactive Intelligence of the terms and conditions of this License Agreement.

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IN WITNESS WHEREOF, the parties have executed this License Agreement through their duly authorized representatives on the respective dates set forth below.

AUDIOFAX IP LLC

By:	/s/ Michael W. McLaughlin

Name:	Michael W. McLaughlin

Title:	Authorized Agent for AudioFAX IP LLC

Date:	January 14, 2005

INTERACTIVE INTELLIGENCE INC.

By:	/s/ Stephen R. Head

Name:	Stephen R. Head

Title:	Chief Financial Officer

Date:	January 14, 2005

EXHIBIT A

January XX, 2005

AUDIOFAX AND INTERACTIVE INTELLIGENCE ANNOUNCE PATENT LICENSE AGREEMENT

ATLANTA, GA – AudioFAX IP LLC and Interactive Intelligence, Inc. (Nasdaq: ININ) today announced that they have entered into a patent license agreement.  Under the license agreement, Interactive Intelligence has obtained a non-exclusive, perpetual license to use AudioFAX’s technology.  Specific terms of the license and settlement agreements are confidential.

The AudioFAX patents cover a broad range of inventions that incorporate fax store-and-forward technologies.  Many of these technologies are used daily by millions and include products and services such as fax mail, fax broadcasting, fax-on-demand and “real-time” fax over the Internet.

“AudioFAX is proud to announce our newest licensee, Interactive Intelligence,” stated Mark Bloomfield, Managing Director of Atlanta-based AudioFAX.  “Each new licensee further validates our licensing program.”

AudioFAX IP LLC was established to license and administrate its telecommunications patents.  The company was created as a spin-off from AudioFAX, Inc., an Atlanta-based company founded in 1987, which is credited with pioneering many of the technologies now used in the enhanced fax industry.  AudioFAX initiated a patent licensing program in early 1997 with the help of intellectual property experts from the IP investment and asset management company IPAC, LLC and the law firms of Hunton & Williams (AudioFAX’s licensing and litigation counsel) and Womble, Carlyle, Sandridge & Rice (AudioFAX’s patent counsel).

“The AudioFAX Patent Licensing Team is pleased to have licensed the AudioFAX patents to Interactive Intelligence and looks forward to continued success in licensing these patents throughout the industry,” said William M. Ragland, Jr., Partner at Hunton & Williams.

Since its inception, the AudioFAX Patent Licensing Program has entered into license agreements with over 30 companies.  AudioFAX’s list of licensees includes AT&T, MCI Telecommunications, Cisco Systems, Sprint, WorldCom, NEC, Cable & Wireless, 3Com, j2 Global, Mitel, Captaris, Intervoice, LogicaCMG, Siemens, Premiere Technologies (PTEK Holdings), Boston Technology (now part of Comverse Technology), FaxSav (formerly known as NetMoves and now part of EasyLink Services), and Xpedite (now part of PTEK Holdings), among others.

Companies interested in a license to the AudioFAX patents may contact David Kennedy or Michael McLaughlin of IPAC at (404) 874-0026 or dkennedy@ipassetcorp.com and mmclaughlin@ipassetcorp.com.